Exhibit 99.1

CIBER, Inc.

6363 South Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contact:	Doug Eisenbrandt
Director/Investor Relations
303-220-0100
deisenbrandt@ciber.com

CIBER REPORTS FIRST QUARTER 2009

GREENWOOD VILLAGE, Colorado – April 29, 2009 – Today CIBER, Inc. (NYSE: CBR), reported first quarter 2009 results.

Financial Highlights:

First Quarter of 2009

•

Revenue of $258.5 million was $36.0 million lower (5% in local currencies, 12% total) than 1Q08, and just below the Company’s expectations for the quarter. Global economic conditions and the stronger U.S. dollar quarter-over-quarter diminish consolidated results for all companies with international operations, including the Company (see the Reconciliation of Revenue Growth Components Table, appended hereto).

•	Operating income of $7.0 million was $7.9 million less than 1Q08.
•	Net income to CIBER, Inc. of $4.3 million compares to $5.9 million a year earlier.
•

GAAP EPS of $0.07 per share compares to $0.10 per share for 1Q08, however, was in line with the Company’s outlook range. Current results include the translation of weaker foreign currencies and the greater dilution from the new share issuances.

•	EBITDA was $12.5 million and cash flow from operating activities was $5.7 million (a Table and Statement of each is appended).

Management Comments:

“We completed our 15th year as a public company in the first quarter and report today our 60th straight quarter of positive net cash flow (net income plus non-cash charges less Cap Ex).  During this quarter we enhanced our global status with the Iteamic acquisition in India, adding leadership, scale and greater delivery talent in the process.  We also issued new equity to assist with loan covenant compliance, and we continued to curtail overhead costs given global economic conditions,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “This is obviously a challenging economic period.  We further streamlined U.S. operations and incurred increased severance costs to reduce overhead personnel in the March quarter, and additional reductions have been made in April.  We are proactive and optimistic that our business model, quality reputation and committed employees are the correct formula for these economic times.”

“I also want to acknowledge our U.S. SAP Practice and team that successfully delivered (in February) the project that was a material drag on 2008 results.  The system is live and the customer has expressed appreciation of the outcome.  It is this dedication that earns us our 96% client satisfaction by external surveys,” Slingerlend concluded.

Adoption of FSP APB 14-1

The Company was required to adopt FSP APB 14-1 for the quarter ended March 31, 2009.  This statement had no affect on the current quarter, or the future, however, it had the effect of increasing prior period interest expense for money never owed and never paid on the Company’s retired convertible debentures.  Such statement reduced 2008’s first quarter net income by 17%, or $1.25 million, and reduced calendar 2008’s net income by 10%, or $3.1 million.  The Company reiterates that no more money was ever owed or will be paid because of FSP APB 14-1, and shareholder equity was not reduced as a result of its entries, as the directive was to credit shareholder equity to offset the income statement charges.

1Q09 Operational Highlights

Please Note:  We have combined the operations of our U.S. Commercial and State & Local Divisions.  The appended table of non-GAAP information reflects combined and partially reclassified information.  The new Division totals are the same as the prior separate totals, excluding approximately $0.5 million of expense reclassified to Corporate expense.

Custom Solutions (formerly Commercial and State & Local Govt.) & IT Outsourcing Divisions

•                  Revenue of $117.0 million, of which $24.6 million was from State & Local Governments.

•                  The EBITA contribution from this Division was $8.1 million, or 7%.

•                  New business in 1Q09 included:

•                  An expansion of business with Ford Motor Company, replacing one of their vendors.

•                  A new contract with a leading health care provider in North Carolina.

•                  An expanded relationship with a multi-national manufacturing company in our IT Outsourcing Division.

•                  A new contract to assist with the modernization of Virginia’s pension systems.

U.S. ERP Division

•                  Revenue of $29.4 million, of which $16.4 million was from the public sector, including colleges and universities.

•                  Its EBITA contribution of $0.9 million represented a $1.5 million sequential improvement, driven by better SAP Practice results, but was $0.8 million less than a year ago.

•                  Improving results in the U.S. SAP Practice came from both cost containment and successful delivery of an over-budget project.

•                  New business included:

•                  A large Oracle ERP and e-business project for Montgomery County, MD.

•                  A significant Oracle ERP and e-business project for King County, WA.

•                  A multi-million Lawson ERP upgrade for Premier Health Partners.

Federal Government Division

•                  Revenue of $28.8 million compares to $32.0 million a year earlier.

•                  Their EBITA contribution of $1.8 million was $0.4 million better, or 29%, than 1Q08.

•                  New business included:

•                  Three multiple award contract vehicles, the precursor to more prime contracts.

•                  Various extensions, re-competes and option year exercises from several governmental agencies.

European Division (including Eastern Asia & Pacific)

•                  Revenue of $83.3 million compares to $99.8 million a year earlier.  Of the 16.5% decrease, 20.3% was from weaker currencies, offset by 3.3% organic growth and 0.5% growth from acquisitions.

•                  This Division’s EBITA contribution of $4.0 million compares to $6.4 million a year earlier.  Foreign exchange was meaningful as it took away over $1.0 million from comparative results.  Rate pressures from clients and the loss of a major client to liquidation in 4Q08 contributed as well.

•                  New business included:

•                  More global work with a leading UK department store.

•                  New SAP implementation contract for a pan-European retail chain.

•                  Prime vendor status on Philips’ newly concentrated list.

Eastern Asia & Pacific Operations

•                  CIBER Australia and New Zealand continue to be the premier SAP Retail industry implementor in this area.

•                  Chinese operations were constrained by cost curtailments at the lower end of our local go-to-market model.

Balance Sheet Highlights (March 31, 2009)

•                  Cash was $36.5 million and long-term debt was $135.0 million.  Debt was $30.7 million less than year-end 2008, primarily from $23.2 million of share placements proceeds in February and March (the over-allotment exercise).

•                  Debt to Capital ratio was .22:1, down 27% from .30:1 a year earlier.

Pipeline and Wins Data

The U.S. pipeline at March 31st was $2.7 billion.  First quarter wins (including Europe) were $270 million, or a book-to-bill ratio of just over 1:1.

Outlook

Given present conditions, the Company currently expects second quarter 2009 revenue will be $270-275 million and GAAP EPS will be $0.09-0.10 per share.

For 2009, given the increased U.S. dollar value to foreign currencies, economic uncertainties and dilution from the new share issuances, the Company currently believes revenue will be $1.100-1.125 billion, and that GAAP EPS will be $0.38-0.42 per share.

Conference Call and Webcast

A webcast to discuss the Company’s financial results and outlook will be held at 11:00 a.m. ET on Wednesday, April 29, 2009 and may be heard live by visiting the Investor Relations portion of the Company website at www.ciber.com/cbr/.  To participate in the call, dial 800.866.5043 within the United States, and 303.262.2055 internationally, using the conference ID number 11130134.  A replay of the conference call will be available for 30 days by dialing 800.405.2236 within the United States, and 303.590.3000 internationally, using the ID number 11130134.  The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy and outsourcing company with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific. Operating in 18 countries, with more than 8,500 employees and annual revenue over $1.1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, the Reliable Global IT Services Partner.  www.ciber.com.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2009.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share data	2008	2009
Consulting services	$281,163	$247,962
Other revenue	13,301	10,513
Total revenue	294,464	258,475

Cost of consulting services	205,120	187,273
Cost of other revenue	8,379	6,320
Selling, general and administrative expenses	64,491	56,458
Amortization of intangible assets	1,571	1,408
Operating income	14,903	7,016
Other expense, net	4,864	303
Income before income taxes	10,039	6,713
Income tax expense	3,756	2,416
Consolidated net income	6,283	4,297
Net income noncontrolling interests	356	32
Net income attributable to CIBER, Inc.	$5,927	$4,265

Earnings per share – diluted	$0.10	$0.07

Weighted average shares – diluted	60,322	63,178

For the three months ended March 31, 2008 and 2009, respectively, earnings per share – basic were $0.10 and $0.07 and weighted average shares – basic were 60,263 and 63,151.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2008	March 31, 2009

Assets
Current assets:
Cash and cash equivalents	$48,849	$36,503
Accounts receivable, net	235,066	230,664
Prepaid expenses and other current assets	20,633	20,117
Deferred income taxes	4,883	6,502
Total current assets	309,431	293,786

Property and equipment, net	27,372	27,208
Intangible assets, net	449,813	446,113
Other assets	10,904	10,962
Total assets	$797,520	$778,069

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$35,373	$24,929
Accrued compensation and related liabilities	62,437	56,926
Other accrued expenses and liabilities	44,514	48,176
Income taxes payable	1,874	5,367
Total current liabilities	144,198	135,398

Long-term bank debt	165,710	135,000
Deferred income taxes	34,288	35,040
Total liabilities	344,196	305,438

Total shareholders’ equity	453,324	472,631
Total liabilities and shareholders’ equity	$797,520	$778,069

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
In thousands	2008	2009

Operating activities:	$6,283	$4,297
Consolidated net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,055	3,025
Amortization of intangible assets	1,571	1,408
Other, net	14,065	(3,041)
Net cash provided by operating activities	24,974	5,689

Investing activities:
Acquisition, net of cash acquired	(498)	(4,258)
Purchases of property and equipment, net	(2,971)	(3,163)
Net cash used in investing activities	(3,469)	(7,421)

Financing activities:
Employee stock purchases and options exercised	440	429
Purchases of treasury stock	(4,067)	(1,723)
Borrowings (repayments) on long-term bank debt, net	45,658	(31,090)
Retirement of debentures	(58,979)	—
Sales of common stock	—	23,215
Other	113	—
Net cash used in financing activities	(16,835)	(9,169)

Effect of foreign exchange rate changes on cash	2,149	(1,445)
Net increase (decrease) in cash and cash equivalents	6,819	(12,346)
Cash and cash equivalents, beginning of period	31,717	48,849
Cash and cash equivalents, end of period	$38,536	$36,503

Selected Financial Information

Unaudited Reconciliation of Non-GAAP and Segment Financial Measures

I.                 Reconciliation of Revenue Growth Components ($000s)

Three Months Ended

Divisions	Mar. 31, 2008	Organic	Acquired	Foreign Exchange	Total	Mar. 31, 2009

Custom Sols/ITO*	$131,220	-11.6%	0.8%	—%	-10.8%	$117,029

US ERP	31,460	-6.7	—	—	-6.7	29,357

Federal	32,033	-10.1	—	—	-10.1	28,789

Europe	99,751	3.3	0.5	-20.3	-16.5	83,300

	$294,464	-5.8%	0.5%	-6.9%	-12.2%	$258,475

*Formerly U.S. Commercial/IT Outsourcing and State & Local Govt. were separate.

II.             EBITDA Reconciliation to Net Income ($000s)

	Three Months Ended
	Mar. 31, 2008	Mar. 31, 2009

Net Income Attributable to CIBER	$5,927	$4,265
Net Income — Noncontrolling Int.	356	32
Consolidated Net Income	6,283	4,297
Income Tax Expense	3,756	2,416
Income Before Income Taxes	10,039	6,713
Other Expense, net	4,864	303
Operating Income	14,903	7,016
Share Based Comp.	769	1,076
Amortization	1,571	1,408
Depreciation	3,055	3,025
EBITDA	$20,298	$12,525

III.         Segment Operating Results Analysis

Operating Results Analysis

($000s)

	1Q08				1Q09
Divisions	Rev	%	EBITA	%	Rev	%	EBITA	%
Custom Solutions (1)
Commercial/ITO	$100,477	34%			$92,814	36%
State & Local	30,743	10%			24,556	10%
Sub	131,220	44%	$13,154	10%	117,029	46%	$8,141	7%
US ERP (2)
Commercial	14,113	5%			12,986	5%
State & Local	17,347	6%			16,371	6%
Sub	31,460	11%	1,647	5%	29,357	11%	896	3%

Federal	32,033	11%	1,434	4%	28,789	11%	1,785	6%

Europe (3)	99,751	34%	6,432	6%	83,300	32%	4,031	5%

Corporate	—	—	(6,193)	(2)%	—	—	(6,429)	(2)%
Total	$294,464	100%	16,474	6%	$258,475	100%	8,424	3%
Amortization			(1,571)	(1)%			(1,408)	(—)
Operating Income			$14,903	5%			$7,016	3%

Note:  India operations are in Custom Solutions and Asia Pacific operations are in Europe; Custom Solutions also includes domestic eliminations.

(1)   These Divisions have been combined and prior revenue partially reclassified, accordingly, margins cannot be accurately separated.

(2)   This activity has always been operated together; highlighting State & Local revenue will assist the overall view of CIBER’s public sector emphasis.

(3)   Public sector revenue also exists in the European Division, both national and local; it is approximately 6% of these revenues.